Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

RECORD SALES AND PRO FORMA EARNINGS

FOR FOURTH QUARTER AND FULL YEAR

ATLANTA, GA - February 23, 2005 - Serologicals Corporation (NASDAQ:SERO) today announced financial results for the fourth quarter and twelve months ended January 2, 2005.  Fourth quarter revenues increased 49.2%, to $69.2 million, compared to $46.4 million in the same period last year. Diluted earnings per share from continuing operations were $0.12 per share compared to $0.23 per share in the same period in the prior year. Revenues for the year ended January 2, 2005 increased 33.4% to $195.9 million, compared to $146.9 million in the year ended December 28, 2003. Diluted earnings per share from continuing operations increased 25.5% to $0.59 per share compared to $0.47 per share for 2003.

As the result of our numerous acquisitions over the past three years, we have decided to provide pro forma results that exclude acquisition amortization and other similar acquisition related costs. We are providing pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP.  We believe that the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

Fourth quarter pro forma net income was $9.2 million, or $0.26 per share, compared with $7.4 million, or $0.24 per share, in the fourth quarter of 2003. Pro forma net income and pro forma earnings per share increased 23.2% and 8.3%, respectively. Pro forma net income from continuing operations for the year ended January 2, 2005 was $24.7 million, or $0.79 per share, compared with $18.8 million, or $0.71 per share for 2003. This represents an increase of 31.1% and 11.3% in pro forma net income and pro forma earnings per share, respectively. Reconciliations between our  results and pro forma results are presented in the attached tables and also on our web site (www.serologicals.com) under the Investor Relations tab.

President & CEO Perspectives

“We are very pleased with our strong finish for 2004 both in terms of revenue growth and increased profitability in all our business units,” said David A. Dodd, President and CEO. “In 2004 we saw a remarkable transformation of Serologicals into becoming a truly global life sciences company focused on all aspects of the biomedical pipeline from drug discovery through bio-manufacturing. While achieving this significant transformation, we are pleased that we were able to exceed the annual guidance for revenue and earnings provided in January 2004 and also to achieve record revenue and pro forma earnings for the quarter and the year.”

“I am also particularly pleased with the pace of integration activities with respect to the acquisition of the Upstate Group. We have made significant progress in a number of critical functional areas including sales and marketing, manufacturing, accounting and finance, human resources, information systems and research and development. The Upstate business unit finished 2004 on a strong note with increased sales and delivery of drug screening services. As a result, for the quarter, Upstate delivered $15.4 million of revenue with increased gross margins and was accretive to our earnings in 2004 by more than $1.1 million in net income or $0.03 per share on a pro forma basis.”

Further commenting on the Company’s performance, Mr. Dodd noted:

•                  “Yesterday the Company announced it purchased the assets of Specialty Media, a division of Cell & Molecular Technologies. Specialty Media develops and supplies a variety of specialty stem cell culture media formulations and supplements as well as cells and research reagent tools to the life science industry.  This acquisition will further strengthen our leadership position in supporting stem cell research.

•                  We completed the acquisition of the Upstate Group on October 14, 2004 which represented another significant step in positioning Serologicals as a major partner to our customers providing products and services to support drug research, discovery and development. At the same time, we announced the appointment of Aaron J. Shatkin, Ph.D, to the Company’s Board of Directors.

•                  On November 15, 2004, we announced the formation of Celliance which will focus on expanding the Company’s customer base and revenue growth in the bioprocessing marketplace. The Celliance business unit is responsible for the research, development, manufacturing and commercialization of the Company’s cell culture supplement and diagnostic products and contract research services through Celliance BioServices. We recently announced the entire senior management team of Celliance which is led by its business unit president, Dave Bellitt.

•                  We continue to see positive results in our EX-CYTE® evaluation program. Approximately 500 new evaluations of EX-CYTE® were initiated during 2004 and approximately 115 evaluations were completed by year-end.  Most promising, 32 of those companies have stated that they expect to use EX-CYTE® in their initial production processes. A number of those companies have already purchased EX-CYTE®, albeit in limited quantities at this time. We continue to believe that this program will result in increased demand for EX-CYTE® in future years.

•                  Our Celliance business unit recently announced the introduction of Hybri-CYTE™, a serum-free cell culture supplement designed for use in hybridoma cell lines.  Hybri-CYTE™ is the first in a new line of supplements that are designed specifically to eliminate the use of fetal bovine serum while incorporating a number of Celliance’s proprietary cell culture products including EX-CYTE®, Probumin™ BSA and Incelligent™ animal free insulin.  A patent has been filed for Hybri-CYTE™.

•                  The engineering and customer validation of our new EX-CYTE® facility in Lawrence, KS continues on schedule and below budget. We have produced initial lots of EX-CYTE® at Lawrence and have demonstrated that the final product meets both our internal, as well as our customer specifications. Formal customer product testing and facility audits are currently commencing. We are also working with our customers to understand customer product demand requirements for 2005 and beyond in order to optimize the performance of our two EX-CYTE® manufacturing facilities.

•                  Our research business units, Chemicon and Upstate, introduced 254 new products during the fourth quarter. Chemicon introduced 99 products, including new assays and reagents focused in the areas of neuroscience and stem cell research.  In addition, Upstate introduced 155 products, including a range of new kinases, multiplex Beadlyte® assays and the new KinEase™ assays for Fluorescence Polarization (FP) based high throughput screening kinase inhibitors. Upstate is the industry leader in providing kinases used in kinase profiling with a current offering of almost 200 kinases and an aggressive plan to substantially increase its kinase panel by the end of 2005.

•                  During the fourth quarter, Upstate completed the expansion of its drug screening facility in Dundee, Scotland. This expansion increased the available square footage from 11,000 square feet to over 25,000 square feet, significantly expanding its drug screening capacity. The expanded facility has been operational since December 2004. In addition, Upstate also recently announced that it has entered into separate agreements to provide drug screening services for four leading companies utilizing Upstate’s KinaseProfiler™ service for determining selectivity and specificity of potential therapeutic proprietary compounds.

•                  In December 2004, we completed the closing of a public offering of 4,830,000 shares of our Common Stock at a price of $22.80 per share. We received net proceeds of $105.2 million. We used approximately $80.0 million of the proceeds to repay our term indebtedness and the balance will provide additional resources to continue to pursue our strategic growth initiatives.”

Fourth Quarter Results Summary

Revenues for the fourth quarter of 2004 totaled $69.2 million, compared to $46.4 million in the fourth quarter of 2003, an increase of 49.2%. The increase in revenues in the fourth quarter of 2004 over the same period in the prior year was due primarily to the sales increase in the Research segment.  The primary reason for the increase in sales in the Research segment is the inclusion of Upstate results for the fourth quarter. Upstate sales for the fourth quarter were $15.4 million. Cell culture sales increased as the result of higher sales of recombinant human insulin during the quarter.

The following table shows a breakdown of the revenue contribution by segment for the fourth quarter and year ended 2004 and 2003:

	Quarter Ended				Year Ended
	January 2, 2005		December 28, 2003		January 2, 2005		December 28, 2003
$ in Millions	Actual	% Total	Actual	% Total	Actual	% Total	Actual	% Total
Revenue:
Research	$32.8	47%	$14.7	32%	$78.5	40%	$43.0	29%
Cell Culture	28.5	42%	24.1	52%	86.6	44%	74.0	51%
Diagnostic	7.9	11%	7.6	16%	30.8	16%	29.9	20%
Total	$69.2	100%	$46.4	100%	$195.9	100%	$146.9	100%

The comments in this paragraph regarding gross margins refer to pro forma gross margins, excluding acquisition related costs that impacted gross margins. Pro forma gross margins for the fourth quarter of 2004 increased slightly when compared to the pro forma gross margins in the fourth quarter of 2003. Pro forma research margins increased as the result of higher margins from the Upstate business unit and continued strong margins at Chemicon. Pro forma Cell Culture margins decreased as the result of higher insulin sales which is a distributed product. Pro forma gross margins for our Diagnostic business continued to trail 2003 because of excess manufacturing capacity and the negative impact of currency fluctuations. However, as expected, pro forma Diagnostic margins increased to 44% in the fourth quarter of 2004 from 42% in the third quarter of 2004 as the result of improved manufacturing efficiency.

The following table shows a breakdown of the gross margin contribution by segment on a pro forma basis for the fourth quarter and year ended 2004 and 2003:

	Quarter Ended				Year Ended
	January 2, 2005		December 28, 2003		January 2, 2005		December 28, 2003
$ in Millions	Pro forma	GM %	Pro forma	GM %	Pro forma	GM %	Pro forma	GM %
Gross Margin:
Research	$21.8	66%	$9.2	63%	$51.3	65%	$27.1	62%
Cell Culture	14.2	50%	13.1	54%	44.0	51%	38.6	52%
Diagnostic	3.5	44%	3.7	49%	13.6	44%	15.9	53%
Total	$39.5	57%	$26.0	56%	$108.9	56%	$81.6	56%

Operating income for the fourth quarter of 2004 was $8.8 million, or 12.7% of revenue, compared to $10.9 million, or 23.6% of revenue, in the fourth quarter of 2003. Pro forma operating income before acquisition related amortization and other similar acquisition related costs was $15.3 million, or 22.1% of revenue in 2004 compared to $11.6 million or 24.9% of revenue in 2003.

Cash flows from operating activities were $16.9 million in the fourth quarter of 2004 and $37.9 million for all of 2004. This compares to cash flows from operating activities of $14.8 million in the fourth quarter of 2003 and $18.1 million for the full year 2003.

Performance Highlights: Research Products and Services

Research revenue in the fourth quarter of 2004 increased approximately $18.1 million, or 123.6%, over the prior year quarter. In addition to the increased revenue recorded as the result of the Upstate acquisition, Chemicon achieved revenue growth of 21% which was driven by significant contributions in the areas of neuroscience, molecular biology, bulk reagents and custom services. Upstate revenue, while not included in the 2003 operating results for the Company, grew 29% compared to the fourth quarter of 2003. Upstate growth was driven primarily by a 94% increase in revenue from Kinase Profiling services. Geographically, Research revenues increased 85% in Asia, 119% in Europe and 135% in North America.

Performance Highlights: Cell Culture Products and Services

Cell Culture revenue increased 18.2% to $28.5 million over the fourth quarter of 2003. EX-CYTE® sales in the quarter were $8.7 million, compared to $9.7 million in the fourth quarter of 2003.  Sales of the Company’s proprietary bovine serum albumin (Probumin™ BSA) in the fourth quarter of 2004 were $4.7 million, compared to $4.8 million in the fourth quarter of 2003.  Sales of recombinant human insulin (Incelligent™) were $11.2 million for the quarter compared with $6.7 million in the fourth quarter of 2003. Geographically, the quarterly revenue growth in Cell Culture products came from North America where revenue was up 24% over 2003 and up 26% in European sales over 2003. Sales to the rest of the world were down about $0.4 million for the fourth quarter compared to the fourth quarter of 2003.

Performance Highlights:  Diagnostic Products

Diagnostic revenues were $7.9 million in the fourth quarter of 2004, compared with $7.6 million in the fourth quarter of 2003. Sales of diagnostic monoclonal antibodies and related products were $6.9 million in the fourth quarter of 2004, compared with $6.1 million in the prior year quarter. Sales of disease state antibodies, detection products and other diagnostic products decreased from the prior year, primarily because the prior year included sales of diagnostic products that were sourced from our donor center network, which was sold as part of the therapeutic plasma divestiture.

Other Q4 2004 Financial Information

•                  Our available cash and short-term investments at the end of the quarter were $62.1 million, compared with $48.6 million at the end of 2003. Accounts receivable totaled approximately $46.9 million at the end of 2004, compared with $34.1 million at the end of 2003.

•                  Capital expenditures for the fourth quarter of 2004 were $5.0 million and $19.8 million for the full year 2004.

Q4 2004 Earnings Conference Call

We will hold our fourth quarter earnings conference call at 9:00 a.m. (Eastern Time) on Thursday, February 24, 2005.  The conference call dial in number is (800) 299-7635 (domestic) and (617) 786-2901 (international), confirmation code 62608388.  The live broadcast will also be available online at our website at www.serologicals.com and at www.StreetEvents.com.

If you are unable to participate in the call, a 14-day playback will start on February 24, 2005 at 11:00 a.m. (Eastern Time).  To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter access code 15059434 or access the archived web cast on our website at www.serologicals.com.

About Serologicals

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products.  Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research.  In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of more than 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, California, Upstate Group, LLC, headquartered in Charlottesville, Virginia and Celliance Corporation, headquartered in Atlanta Georgia.

For more information, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that we report on the basis of the GAAP include substantial cash and non-cash charges and tax benefits related to our acquisition of Chemicon, AltaGen BioSciences and Upstate Group, Inc. and to our integration of the acquired business with our existing businesses.  We are presenting pro forma financial information in this press release because we believe that the information is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.  We believe the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses.

Our pro forma financial information, excluding acquisition related amortization and other similar costs, are limited because they do not reflect the entirety of our business costs.  Therefore, we encourage investors to consider carefully our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between our GAAP results and the pro forma information are presented in the attached tables and also on our web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Serologicals Corporation and its subsidiaries (collectively, “Serologicals” or the “Company” or “we” or “our” or “us”) that are subject to risks and uncertainties, including, without limitation, statements regarding our ability to increase sales of EX-CYTE® as a result of the evaluation program, our ability to develop and market additional cell-culture-supplement products, our ability to optimize the manufacturing capacity of our two EX-CYTE®  manufacturing facilities, and Upstate’s ability to increase its kinase panel. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Forms 10-K and 10-K/A filed with the Securities and Exchange Commission on March 12, 2004 and June 4, 2004, respectively, and our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 10, 2004. These forms are available online at http://www.sec.gov. Forward-looking statements are only predictions and are not guarantees of performance.  Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance.  You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals® and EX-CYTE® are registered trademarks of Serologicals Royalty Company.

Serologicals Corporation

Consolidated Statements of Income

Fourth Quarter and Year Ended January 2, 2005 and December 28, 2003

(Unaudited)

	Quarter Ended		Year Ended
(In thousands, except share and per share amounts)	Jan. 2, 2005	Dec. 28, 2003	Jan. 2, 2005	Dec. 28, 2003
Net revenues	$69,162	$46,360	$195,923	$146,915
Cost of revenues	30,103	20,333	87,482	65,675
Gross profit	39,059	26,027	108,441	81,240
Operating expenses:
Selling, general and administrative	21,264	12,552	59,293	43,668
Research and development	4,032	1,916	10,144	6,214
Amortization of intangibles	1,707	624	3,771	2,175
Purchased in-process research and development	3,263	—	3,263	—
Special charges	—	—	—	2,778
Operating income	8,793	10,935	31,970	26,405
Other expense (income), net	177	(68)	(54)	180
Write-off of deferred financing costs	965	—	965	4,492
Interest income	(201)	(112)	(783)	(255)
Interest expense	2,721	1,288	6,248	4,384
Income from continuing operations, before income taxes	5,131	9,827	25,594	17,604
Provision for income taxes	1,590	2,811	7,933	5,537
Net income from continuing operations	3,541	7,016	17,661	12,067
Discontinued operations, net of taxes	—	(2,127)	—	(10,561)
Net income	3,541	4,889	17,661	1,506
Add-back interest expense on convertible debt net of tax	1,017	811	3,320	1,269
Numerator for diluted earnings per share	$4,558	$5,700	$20,981	$2,775

Basic earnings (loss) per common share:
Continuing operations	$0.12	$0.28	$0.68	$0.49
Discontinued operations	—	(0.08)	—	(0.43)
Net income	$0.12	$0.20	$0.68	$0.06

Diluted earnings (loss) per common share:
Continuing operations	$0.12	$0.23	$0.59	$0.47
Discontinued operations	—	(0.06)	—	(0.37)
Net income	$0.12	$0.17	$0.59	$0.10

Weighted average shares:
Basic	29,494,853	24,691,618	26,148,124	24,549,322
Diluted	38,938,091	34,011,671	35,524,576	28,134,277

Serologicals Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	January 2, 2005	December 28, 2003
Assets
Current assets:
Cash and short-term investments	$62,054	$48,564
Trade accounts receivable, net	46,899	34,126
Inventories	49,846	33,826
Other current assets	15,226	10,982
Discontinued operations	—	7,019
Total current assets	174,025	134,517
Property and equipment, net	96,887	73,204
Goodwill	241,038	93,577
Other intangible assets, net	121,647	49,881
Other assets	6,210	1,386
Discontinued operations	—	5,613
Total assets	$639,807	$358,178

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,827	$4,547
Current maturities of capital lease obligations	2,419	—
Accrued liabilities and other	37,336	22,346
Discontinued operations	—	2,864
Total current liabilities	51,582	29,757
4.75% Convertible debentures	130,395	130,916
Capital lease obligations	2,194	—
Deferred income taxes	38,012	18,181
Other liabilities	1,093	180
Discontinued operations	—	172
Stockholders’ equity	416,531	178,972
Total liabilities and stockholders’ equity	$639,807	$358,178

Serologicals Corporation

Condensed Consolidated Statements of Cash Flows

For the Years Ended January 2, 2005 and December 28, 2003

(Unaudited)

(In thousands)	2004	2003
Operating Activities:

Net income	$17,661	$1,506
Loss from discontinued operations	—	(10,561)
Net income from continuing operations	17,661	12,067
Non-cash and working capital changes, net	20,200	5,948
Net cash provided by operating activities	37,861	18,105

Investing Activities:

Purchases of property and equipment	(19,829)	(19,644)
Purchase of business, net of cash acquired	(120,282)	(97,344)
Disposition of business	3,500	—
Proceeds (purchases of) short-term investments	(2,045)	(21,485)
Other, net	200	(246)
Net cash used in investing activities	(138,456)	(138,719)

Financing Activities:

Net cash provided by financing activities	110,059	122,994

Net cash provided by (used in) discontinued operations	(1,538)	11,282
Effect of foreign exchange on cash	3,519	(1,825)

Net increase in cash and cash equivalents	11,445	11,837
Cash and cash equivalents, beginning of period	23,079	11,242
Cash and cash equivalents, end of period	$34,524	$23,079

Serologicals Corporation

RECONCILIATION OF GAAP TO PRO FORMA STATEMENT OF INCOME

(Unaudited)

	For the Three Months Ended January 2, 2005
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma

Net revenues	$69,162	$—		$69,162
Cost of revenues	30,103	(414	)(1)	29,689
Gross profit	39,059	414		39,473
Margin %	56.5%			57.1%

Selling, general and administrative	21,264	(1,126	)(2)	20,138
Research and development	4,032	—		4,032
Amortization of intangibles	1,707	(1,707	)(3)	—
Purchased in-process research and development	3,263	(3,263	)(4)	—
Operating income	8,793	6,510		15,303
Operating margin %	12.7%			22.1%

Other expense	177	(353	)(5)	(176)
Write-off of deferred financing costs	965	(965	)(6)	—
Interest income	(201)	—		(201)
Interest expense	2,721	(328	)(7)	2,393
Income before continuing operations before income taxes	5,131	8,156		13,287
Provision for income taxes	1,590	2,528	(8)	4,118
Net income from continuing operations	3,541	5,628		9,169
Add back interest expense on convertible debt, net of taxes	1,017	—		1,017
Numerator for diluted earnings per share	$4,558	$5,628		$10,186

Net income per share from continuing operations:
Basic	$0.12	$0.19		$0.31
Diluted	$0.12	$0.14		$0.26

Weighted average shares used in per share calculation:
Basic	29,495	29,495		29,495
Diluted	38,938	38,938		38,938

(1)               Add back costs for purchase accounting inventory revaluations related to acquisition of Upstate.

(2)               Add back business integration costs.

(3)               Add back purchased intangible asset amortization.

(4)               Add back purchased in-process research and development related to acquisition of Upstate.

(5)               Add back loss on renegotiation of terms of notes receivable from sale of discontinued operations.

(6)               Add back write-off of unamortized deferred costs related to debt financings.

(7)               Add back imputed interest expense on purchase price of acquisition of Upstate.

(8)               The income tax effect at prevailing rate for period.

	For the Three Months Ended December 28, 2003
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma

Net revenues	$46,360	$—		$46,360
Cost of revenues	20,333	—		20,333
Gross profit	26,027	—		26,027
Margin %	56.1%			56.1%

Selling, general and administrative	12,552	—		12,552
Research and development	1,916	—		1,916
Amortization of intangibles	624	(624	)(3)	—
Operating income	10,935	624		11,559
Operating margin %	23.6%			24.9%

Other expense	(68)	—		(68)
Write-off of deferred financing costs	—	—		—
Interest income	(112)	—		(112)
Interest expense	1,287	—		1,287
Income before continuing operations before income taxes	9,828	624		10,452
Provision for income taxes	2,812	196	(8)	3,008
Net income from continuing operations	7,016	428		7,444
Add back interest expense on convertible debt, net of taxes	811	—		811
Numerator for diluted earnings per share	$7,827	$428		$8,255

Net income per share from continuing operations:
Basic	$0.28	$0.02		$0.30
Diluted	$0.23	$0.01		$0.24

Weighted average shares used in per share calculation:
Basic	24,692	24,692		24,692
Diluted	34,012	34,012		34,012

(3)               Add back purchased intangible asset amortization.

(8)               The income tax effect at prevailing rate for period.

	For the Year Ended Ended January 2, 2005
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma
Net revenues	$195,923	$—		$195,923
Cost of revenues	87,482	(414	)(1)	87,068
Gross profit	108,441	414		108,855
Margin %	55.3%			55.6%

Selling, general and administrative	59,293	(1,126	)(2)	58,167
Research and development	10,144	—		10,144
Amortization of intangibles	3,771	(3,771	)(3)	—
Purchased in-process research and development	3,263	(3,263	)(4)	—
Operating income	31,970	8,574		40,544
Operating margin %	16.3%			20.7%

Other expense	(54)	(353	)(5)	(407)
Write-off of deferred financing costs	965	(965	)(6)	—
Interest income	(783)	—		(783)
Interest expense	6,248	(328	)(7)	5,920
Income before continuing operations before income taxes	25,594	10,220		35,814
Provision for income taxes	7,933	3,168	(8)	11,101
Net income from continuing operations	17,661	7,052		24,713
Add back interest expense on convertible debt, net of taxes	3,320	—		3,320
Numerator for diluted earnings per share	$20,981	$7,052		$28,033

Net income per share from continuing operations:
Basic	$0.68	$0.27		$0.95
Diluted	$0.59	$0.20		$0.79

Weighted average shares used in per share calculation:
Basic	26,148	26,148		26,148
Diluted	35,525	35,525		35,525

(1)               Add back costs for purchase accounting inventory revaluations related to acquisition of Upstate.

(2)               Add back business integration costs.

(3)               Add back purchased intangible asset amortization.

(4)               Add back purchased in-process research and development related to acquisition of Upstate.

(5)               Add back loss on renegotiation of terms of notes receivable from sale of discontinued operations.

(6)               Add back write-off of unamortized deferred costs related to debt financings.

(7)               Add back imputed interest expense on purchase price of acquisition of Upstate.

(8)               The income tax effect at prevailing rate for period.

	For the Year Ended Ended December 28, 2003
(in thousands, except per share data)	GAAP	Adjustments		Pro Forma

Net revenues	$146,915	$—		$146,915
Cost of revenues	65,675	(400	)(9)	65,275
Gross profit	81,240	400		81,640
Margin %	55.3%			55.6%

Selling, general and administrative	43,668	—		43,668
Research and development	6,214	—		6,214
Amortization of intangibles	2,175	(2,175	)(3)	—
Special charges	2,778	(2,778	)(10)	—
Operating income	26,405	5,353		31,758
Operating margin %	18.0%			21.6%

Other expense	180	—		180
Write-off of deferred financing costs	4,492	(4,492	)(6)	—
Interest income	(255)	—		(255)
Interest expense	4,384	—		4,384
Income before continuing operations before income taxes	17,604	9,845		27,449
Provision for income taxes	5,537	3,096	(8)	8,633
Net income from continuing operations	12,067	6,749		18,816
Add back interest expense on convertible debt, net of taxes	1,269	—		1,269
Numerator for diluted earnings per share	$13,336	$6,749		$20,085

Net income per share from continuing operations:
Basic	$0.49	$0.27		$0.77
Diluted	$0.47	$0.24		$0.71

Weighted average shares used in per share calculation:
Basic	24,549	24,549		24,549
Diluted	28,134	28,134		28,134

(3)               Add back purchased intangible asset amortization.

(6)               Add back write-off of unamortized deferred costs related to debt financings.

(8)               The income tax effect at prevailing rate for period.

(9)               Add back costs for purchase accounting inventory revaluations related to acquisition of Chemicon.

(10)         Add back special charges for 2003 restructuring activities

Serologicals Corporation

EBITDA and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	1/2/2005	12/28/2003	1/2/2005	12/28/2003

Income from continuing operations under GAAP	$3,541	$7,016	$17,661	$12,067
Interest expense (income), net	2,520	1,175	5,465	4,129
Provision for income taxes	1,590	2,812	7,933	5,537
Depreciation	2,092	1,777	7,249	6,577
Amortization of intangibles	1,707	624	3,771	2,175
EBITDA	11,450	13,404	42,079	30,485

Other Adjustments:
Purchase accounting revaluations and business integration costs	1,868	—	1,868	400
Write-off of deferred financing costs	965	—	965	4,492
Loss on renegotiated notes receivable	353	—	353	—
Purchased in-process reseach and development	3,263	—	3,263	—
Special charges	—	—	—	2,778
Adjusted EBITDA	$17,899	$13,404	$48,528	$38,155

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and special charges (“Adjusted EBITDA”) is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America.  However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted  EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies.  In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company’s revolving credit facility.

Other Matters

In accordance with Emerging Issues Task Force 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-8”)  the Company has retroactively adjusted its earnings per share for the fourth quarter of 2003 and the year ended December 28, 2003 due to the dilutive effect of its convertible debentures.   The following table sets forth the reconciliation of the calculation of diluted earnings per share and weighted average shares outstanding as previously reported to the presentation required in EITF 04-8:

Serologicals Corporation

Earnings per Share Calculations for Adoption of EITF 04-8

(Unaudited)

	Q4 2003	2003

Diluted earnings per share computation:
Weighted average shares for diluted earnings per share, as previously reported	25,221,942	24,960,208
Adjustment for effect of change in accounting method required under EITF 04-8 “Effect of Contingently Convertible Debt on Diluted Earnings per Share”	8,789,729	3,174,069
Weighted average shares for diluted earnings per share, as adjusted	34,011,671	28,134,277

Net income per share from continuing operations, as previously reported	$0.27	$0.48
Effect on net income per share from dilutive convertible debentures	(0.04)	(0.01)
Net income per diluted share from continuing operations, as adjusted	0.23	0.47

Loss per share from discontinued operations, as previously reported	(0.08)	(0.42)
Effect on earnings per share from dilutive convertible debentures	0.02	(0.05)
Loss per diluted share from continuing operations, as adjusted	(0.06)	(0.37)

Net income per share, as previously reported	0.19	0.06
Effect on earnings per share from dilutive convertible debentures	(0.02)	0.04
Net income per diluted share, as adjusted	$0.17	$0.10